FOR IMMEDIATE RELEASE

                                   Media Contact: Emory Epperson
                                                  (714) 727-7958

                                   Analyst Contact:    Janine Whittington
                                                  (714) 727-7780



                   AST INCREASES CREDIT LINE TO $300 MILLION;

            SELLS INTELLECTUAL PROPERTIES TO SAMSUNG FOR $10 MILLION



IRVINE, Calif., Dec. 26, 1996 -- AST Research Inc. (ASTA-NASDAQ) today announced it has completed the previously-announced negotiation to increase its aggregate credit line to $300 million, and Samsung Electronics Co. has exercised its previously-announced option to buy a group of personal computer-related intellectual properties from AST. Samsung Electronics has agreed to pay $10 million for the intellectual properties.
     In increasing its aggregate credit lines to $300 million, AST renewed an existing $200 million credit line with a consortium of nine banks, led by Bank of America, and negotiated lines of credit in the aggregate amount of $100 million from Bank of America, ABN Amro N.V. and Societe Generale. The credit lines extend through late December 1997 and are guaranteed by Samsung. Funds from the credit lines will be used to repay the previously-announced $50 million short-term loan from Samsung.
     AST has sold a total of $25 million of PC-related intellectual property to Samsung in this year, including an June 1996 Intellectual Property Assignment Agreement for which AST received $15 million. Similar to those previously acquired by Samsung, the new intellectual property includes additional families of patent applications relating to a semiconductor chip design project that was ongoing at AST during 1994 and 1995, but was not eventually used by AST. As with those assigned in June 1996, AST obtained a license to those patent applications which were assigned to Samsung.
     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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